Exhibit 99.1

October 30, 2006
FOR IMMEDIATE RELEASE

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/Chief Financial Officer

Distribute to: Virginia State/Local, NY Times, AP, Reuters, S&P, Dow Jones, Investor Relations Service

October 30, 2006 3:00 p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES INCREASES CASH DIVIDEND

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — The Board of Directors of Union Bankshares Corporation has declared a quarterly dividend of $.17 per share. This dividend is the first dividend declared since the Company’s recent 3-for-2 stock split which was effective October 2, 2006 and, accordingly, comparative information in this press release is shown on a split-adjusted basis.

This dividend also represents the fourth quarterly dividend paid since the Company announced, in October 2005, that it would begin paying its dividend on a quarterly basis instead of semi-annually. On an annualized and split-adjusted basis, this dividend represents a 6.25% increase from the $.16 per share quarterly dividend paid on August 31, 2006 and a 25.9% increase from the $.27 per share semi-annual dividend ($.54 per share annualized) paid on November 1, 2005. The dividend is payable on November 30, 2006 to shareholders of record as of November 18, 2006.

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg, and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (32 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia, Bay Community Bank (formerly Bank of Williamsburg) (4 locations in Williamsburg, Newport News and Grafton) and Prosperity Bank & Trust Company (3 locations in Fairfax County). Union Bank and Trust Company also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services and Union Mortgage Group, Inc. provides a full line of mortgage products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ National Market under the symbol “UBSH”.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.